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                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


   We consent to the incorporation by reference in the registration statement on Form S-8 of Quaker State Corporation for the registration of 2,000,000 shares of its Capital Stock, par value $1.00 per share, which may be acquired for the accounts of participating employees under the Quaker State Corporation Thrift and Stock Purchase Plan and an indeterminate amount of interests in such Plan, and in the Section 10(a) prospectus used in connection with such registration statement of our reports, dated January 30, 1996, on our audits of the consolidated financial statements and financial statement schedule of Quaker State Corporation and its subsidiaries as of December 31, 1995 and 1994, and for the three years in the period ended December 31, 1995, which reports are included in the Annual Report on Form 10-K.


   We also consent to the incorporation by reference in the above-mentioned registration statement and Section 10(a) prospectus of our report, dated May 29, 1995, on our audits of the financial statements of the Quaker State Corporation Thrift and Stock Purchase Plan as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, which report is included in the Annual Report on Form 11-K of such Thrift and Stock Purchase Plan for the year ended December 31, 1994.



       /s/  Coopers & Lybrand, L.L.P.

       COOPERS & LYBRAND L.L.P.


Dallas, Texas
June 18, 1996